Exhibit 99.1

CONTACT: Connie Hamblin (616) 772-1800	RELEASE: April 22, 2009

GENTEX REPORTS FIRST QUARTER RESULTS

        ZEELAND, Michigan, April 22, 2009 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported results for the first quarter ended March 31, 2009.

        For the first quarter of 2009, the Company’s net sales declined by 47 percent to $93.8 million compared with $178.0 million in the first quarter of 2008. The gross profit margin declined on a period-over-period basis from 35.2% in the first quarter of 2008 to 23.8% in the first quarter of 2009.  Three-quarters of the decline was due to the 47% period-over-period decline in revenues resulting in the Company’s inability to leverage its fixed overhead costs.  The balance of the decline was due to annual customer price reductions and foreign exchange rates, which were partially offset by purchasing cost reductions.

        Income from operations declined by 95 percent in the first quarter of 2009 to $2.2 million, compared with $40.0 million in the first quarter of 2008, primarily due to the decline in the gross margin.

        The net loss of $1.6 million in the first quarter of 2009 compared with net income of $30.5 million in the first quarter last year was primarily due to the reduced operating margin and decrease in other expense (income). Other expense (income) decreased in the first quarter of 2009 compared with the same prior-year period, primarily due to realized losses on the sale of equity investments and lower investment income due to lower interest rates during the first quarter of 2009. The net loss per diluted share was 1 cent in the first quarter of 2009 compared with earnings per share of 21 cents in the first quarter of 2008.

        “The continued weak automotive production environment carried through the first quarter, resulting in very weak sales for Gentex,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “Light vehicle production declined by well over 40 percent in each of the three major geographic areas to which we ship auto-dimming mirrors.

        “While we continue to watch and wait for this recession to bottom out, in the mean time we are working internally to ensure that we continue to improve our manufacturing processes and yields so that we’re ready to go once it does turn,” said Bauer. “There continues to be significant interest in our newer products, such as the Rear Camera Display Mirrors and SmartBeam systems, and we expect to announce a number of new programs for each in calendar 2009. When the production environment starts to recover, we expect that we will be reporting significantly different news than we are today,” Bauer concluded.

Share Repurchase Plan

        During the first quarter, the Company did not repurchase shares. The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s common stock. To date, including the prior share repurchases, the Company has repurchased approximately 26 million shares, leaving approximately two million shares authorized to be repurchased under the plan.

Unit Shipments and Revenues

        Total auto-dimming mirror unit shipments decreased by 50 percent in the first quarter of 2009 compared with the first quarter last year. Automotive revenues decreased by 48 percent from $172.1 million in the first quarter of 2008 to $89.0 million in the first quarter of 2009.

        Auto-dimming mirror unit shipments in North America decreased by 56% in the first quarter of 2009 compared with the same period in 2008, primarily as a result of significantly lower light vehicle production. North American light vehicle production declined by 52% in the first quarter of 2009 compared with the same prior-year period. Total light truck/SUV production in North America also declined by 52 percent quarter-over-quarter, as automotive manufacturers significantly reduced or ceased production in response to poor sales of those vehicles.

        In the first quarter of 2009, auto-dimming mirror unit shipments to offshore customers decreased by 46 percent compared with the same period last year. The decrease in unit shipments was primarily due to lower light vehicle production in Asia and Europe. Light vehicle production in Europe decreased by 42 percent in the first quarter of 2009, and decreased by 43 percent in Japan and Korea in the first quarter of 2009, compared with the same period last year.

        Fire Protection revenues decreased by 17 percent to $4.9 million for the first quarter of 2009 compared with the same period last year, primarily due to the weak commercial construction market.

Future Estimates

        Gentex Senior Vice President Enoch Jen provided certain guidance for the second quarter of 2009.

        “Based on CSM Worldwide’s end-of-March light vehicle production forecast, we currently expect our revenues in the second quarter of 2009 to decline by approximately 30 percent compared with the second quarter of 2008,” said Jen. “Light vehicle production in the second quarter of 2009 is currently expected to decline by 40 percent in North America (including a 42 percent decline in total light truck/SUV production), by 29 percent in Europe and by 33 percent in Japan and Korea.

        “It continues to be a very difficult operating environment,” said Jen, “and automotive production forecasts are still too unstable for us to provide full year 2009 guidance with any degree of certainty. While CSM’s end-of-March forecast shows the declines slowly abating throughout calendar year 2009, that may still prove to be too optimistic.”

        The Company’s current second quarter 2009 forecast is based on CSM’s end-of-March forecast for light vehicle production of 2.1 million units for North America, 4.2 million units for Europe and 2.5 million units for Japan and Korea. CSM’s current calendar year 2009 forecast for production is a 36 percent decline to 8.2 million light vehicle units for North America; a 23 percent decline to 15.9 million units for Europe, and a 26 percent decline to 10.7 million units for Japan and Korea.

Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expense, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

First Quarter Conference Call

        A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended March 31,
	2009	2008
Net Sales	$93,831,477	$177,970,279
Cost of Goods Sold	71,521,107	115,323,288
Gross Profit	22,310,370	62,646,991

Engineering, Research & Development	11,380,204	12,736,287
Selling, General & Administrative	8,731,081	9,923,536
Income from Operations	2,199,085	39,987,168

Other Expense (Income)	4,585,261	(5,475,469)

Income (Loss) Before Provision for Income Taxes	(2,386,176)	45,462,637

Provision for (Benefit from) Income Taxes	(829,245)	15,014,502

Net Income (Loss)	$(1,556,931)	$30,448,135

Earnings (Loss) Per Share
Basic	$(0.01)	$0.21
Diluted	$(0.01)	$0.21
Weighted Average Shares:
Basic	137,094,907	143,286,480
Diluted	137,094,907	143,566,009

Cash Dividends Declared per Share	0.110	0.105

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) March 31, 2009	December 31, 2008
ASSETS
Cash and Short-Term Investments	$333,380,887	$323,483,785
Other Current Assets	131,564,780	133,668,174

Total Current Assets	464,945,667	457,151,959

Plant and Equipment - Net	211,140,404	214,951,719
Long-Term Investments and Other Assets	68,961,694	90,999,702

Total Assets	$745,047,765	$763,103,380

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$50,142,252	$49,472,438
Long-Term Debt	0	0
Deferred Income Taxes	11,976,419	15,034,620
Shareholders' Investment	682,929,094	698,596,322

Total Liabilities & Shareholders' Investment	$745,047,765	$763,103,380

AUTO-DIMMING MIRROR UNIT SHIPMENTS
(Thousands)

	First Quarter Ended March 31,
	2009	2008	% Change
Domestic Interior	552	1,217	-55%
Domestic Exterior	180	444	-59%
Total Domestic Units	732	1,661	-56%

Foreign Interior	959	1,765	-46%
Foreign Exterior	402	741	-46%
Total Foreign Units	1,361	2,506	-46%

Total Interior Mirrors	1,511	2,982	-49%
Total Exterior Mirrors	582	1,185	-51%
Total Mirror Units	2,093	4,167	-50%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

End of Filing